Holland & Knight
                       Fifteenth Floor, Two Midtown Plaza
                           1360 Peachtree Street, N.E.
                           Atlanta, Georgia 30309-3209
                             Telephone 404-898-8000
                             Facsimile 404-898-8107



                                 March 20, 1996



Board of Directors
Innovo Group Inc.
27 North Main Street
Springfield, Tennessee 37172

Ladies and Gentlemen:

         We have acted as special counsel to Innovo Group Inc., a Delaware corporation (the "Company"), in connection with certain matters pertaining to the Company's filing with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Act") of its Registration Statement on Form S-8 (the "Registration Statement"), covering the Company's 1996-A, 1996-B and 1996-C Individual Consultant Stock Purchase Plans (the "Plans"). The Registration Statement covers the offer and sale of up to 139,610 shares (the "Shares") of the common stock of the Company under the Plans. This opinion is furnished to you for filing with the Commission as
Exhibit 5 to the Registration Statement.

         This opinion letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee and Banking Law Section of the State Bar of Georgia, which
Interpretive Standards are incorporated in this opinion letter by reference. Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings assigned to such terms in the Interpretive Standards.

         In the capacity described above, we have considered such matters of law and of fact, including the examination of such originals or copies, certified or otherwise identified to our satisfaction, of the records and documents of the
Company, certificates of officers and representatives of the Company, certificates of public officials and such other documents as we deemed appropriate as a basis for the opinions hereinafter set forth.

         Based upon the forgoing, it is our opinion that the Shares, when sold and paid for in accordance with the terms of the Plans, will be validly issued, fully paid, and nonassessable.

         The opinion expressed herein is limited to the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, we express no opinion herein relative to compliance with the Act or with respect to the laws of any other state.






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                                                          Holland & Knight


Board of Directors
Innovo Group Inc.
March 20, 1996
Page 2


         We hereby consent to the use of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the heading "Legal Matters" in the related prospectuses. This opinion letter may not be relied upon by any other person or for any other purpose without our prior written consent. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.



                                          Very truly yours,
                                          Holland & Knight
                                          By: /s/
                                          Jerry Sims



























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